                                                                     EXHIBIT 8.2


June 11, 1996


Board of Directors
Home Federal Savings & Loan Association of Elgin
16 North Spring Street
Elgin, Illinois  60120-5569


Board of Directors
Home Bancorp of Elgin, Inc.
16 North Spring Street
Elgin, Illinois  60120-5569


       Re: State of Illinois Tax Consequences of the Conversion of Home Federal
           Savings & Loan Association of Elgin from a Federally Chartered Mutual Savings & Loan Association to a Federally Chartered Stock Savings Bank and Sale of Common Stock of Home Bancorp of Elgin, Inc.

  You have requested an opinion of the potential State of Illinois income tax consequences of the proposed conversion of Home Federal Savings & Loan Association of Elgin from a federally chartered mutual savings and loan association ("Home Federal") to a federally chartered stock savings bank ("Home Federal Stock") and the acquisition of Home Federal Stock's capital stock by Home Bancorp of Elgin, Inc. ("Bancorp"), a newly formed holding company, pursuant to the plan of conversion (Conversion).

  You have submitted for our consideration the prospectus (Prospectus) for the Conversion of Home Federal from the mutual to stock form of organization. Based upon our review of the Prospectus and our understanding of the Facts (as detailed in Section I) and your Representations (as detailed in Section II), we have rendered our opinion (in Section III) regarding the potential State of Illinois income tax effect of the proposed Conversion.

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 2

  Our opinion is restricted solely to the State of Illinois income tax consequences discussed herein regarding the Conversion of Home Federal from the mutual to the stock form of organization, the issuance of Home Federal Stock's outstanding shares to Bancorp, and the granting of non-transferable rights to subscribe to Bancorp's stock to an employer's stock ownership plan, eligible account holders supplemental eligible account holders, and certain other members and recipients. We express no opinion regarding matters not expressly addressed herein and no inference should be made regarding any matter not expressly addressed.

  This opinion is exclusively for the use of Bancorp, Home Federal Stock and Home Federal in their submission to the Office of Thrift Supervision or other appropriate governmental body or agency for approval of the proposed Conversion and related transactions described herein and is not to be used for any other purpose without our written consent. We do consent to the inclusion of this opinion as an Exhibit to the Form S-1 Registration Statement of Bancorp and the references to this opinion in such Registration Statement.

  Our conclusions reflect our professional judgment based on the facts and representations delineated herein as well as existing tax authorities that are subject to change. Any changes in facts, representations, or in existing tax authority could, of course, affect our conclusions. Further, our opinion represents merely our view of the transactions. No assurance can be given that either the Treasury, the Internal Revenue Service, or the Illinois Department of Revenue will agree with our opinion. The views of the Internal Revenue Service and the Illinois Department of Revenue may differ from those expressed herein.


                                   SECTION I
                                   ---------
                               STATEMENT OF FACTS
                               ------------------


  Home Federal, with administrative offices in Elgin, Illinois, is a federally chartered mutual savings and loan association. As a mutual savings and loan association, Home Federal has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of Home Federal belong to the deposit account

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 3

  holders of Home Federal, hereinafter sometimes referred to as "depositors". A depositor of Home Federal has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account of any liquidation proceeds distributed in the event Home Federal is ever liquidated. In addition, a depositor of Home Federal is entitled to interest on his account balance as fixed and paid by Home Federal.

  In order to provide organizational and economic strength to Home Federal, the Board of Directors adopted a plan of conversion ("Plan of Conversion") whereby Home Federal will convert itself into a federally chartered stock savings bank (Home Federal Stock), the stock of which will be held entirely by Bancorp, a newly organized Delaware corporation. Bancorp will acquire the stock of Home Federal Stock by purchase, using proceeds received from the sale of its own stock under the Plan of Conversion. In connection with the Conversion, Bancorp will issue shares of its $.01 par value common stock ("Common Stock") in the Subscription and Community Offering. The price of the Common Stock will be based on an independent appraiser's valuation of the estimated proforma market value of the Common Stock as determined by the estimated total proforma market value of Home Federal Stock and Bancorp after conversion. The Conversion will be subject to the approval of the Office of Thrift Supervision, Department of Treasury ("OTS").

  In accordance with the Plan of Conversion, non-transferable rights to subscribe for the purchase of Common Stock have been granted under the Plan of Conversion to the following persons in a subscription offering ("Subscription Offering"), (1) holders of qualifying deposit accounts as of the close of business on March a1, 1995 ("Eligible Account Holders"), (2) Home Federal's Employee Stock Ownership Plan (the "ESOP"), (3) Supplemental Eligible Account Holders, a term which is defined to mean any person who is a holder of a qualified deposit account at Home Federal (other than Eligible Account Holders), directors, officers and employees of Home Federal as of June 30, 1996, and (4) members of Home Federal, consisting of depositors and borrowers of Home Federal as of the voting record date other than Eligible Account Holders or Supplemental Eligible Account Holders. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 4

  of Conversion. Currently, and subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering will be offered in a community offering ("Community Offering") to certain members of the general public, with preference given to natural persons residing in the counties in which Home Federal maintains an office. It is anticipated that all shares not subscribed for in the Subscription and Community Offerings will be offered by Bancorp to the general public in a syndicated community offering ("Syndicated Community Offering").

  The Conversion will not affect Home Federal's deposit accounts, individual account balances or existing FDIC insurance coverage, nor will it affect Home Federal's loan accounts, loan balances or the obligations of the borrowers to Home Federal. Upon Conversion, voting rights with respect to Home Federal's corporate matters shall vest exclusively in Bancorp, which will be the sole shareholder of Home Federal's Stock's stock.

  Home Federal Stock will continue, after completion of the Conversion, to provide existing services to depositors and borrowers pursuant to existing policies and will maintain existing offices, management and employees. Home Federal Stock will continue to be insured by the FDIC up to applicable limits and will continue to be regulated by the FDIC. The affairs of Home Federal Stock will be directed by the existing Board of Directors of Home Federal, who will become directors of Home Federal Stock. Home Federal's depositors will pay expenses of the Conversion solely attributable to them, if any, Home Federal and Bancorp will each pay their own expenses of the Conversion and will not pay any expenses solely attributable to the shareholders of Bancorp.

  The proposed Conversion of Home Federal does not include a receivership, foreclosure or similar proceeding before a federal or state agency involving a financial institution.

  After the Conversion, each depositor of Home Federal Stock shall have a claim upon complete liquidation of Home Federal Stock of the same priority as general creditors. The claim of a depositor shall be limited to the amount of the depositor's account balance plus accrued interest.

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 5

  A liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders shall be established upon Conversion in an amount equal to the net worth of Home Federal as of the latest balance sheet contained in the financial Prospectus used in connection with the Conversion. After Conversion, each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled, upon a complete liquidation of Home Federal Stock, to his pro rata interest in the liquidation account. The establishment of the liquidation account will not operate to restrict the use of application of any of the net worth accounts of Home Federal Stock, except that Home Federal Stock will not declare or pay cash dividends or repurchase any of its stock if the result thereof would be to reduce its net worth below the amount required for the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for the amount each of Holder's deposit Accounts on March 31, 1995 and June 30, 1996, respectively, the eligibility record dates, bore to the balance of all Deposit Accounts in Home Federal on such dates.

  If however, on any annual closing date of Home Federal Stock, commencing
  March 31, 1996 (with respect to an Eligible Account Holder) and June 30, 1996 (with respect to a Supplemental Eligible Account Holder) the amount in any Deposit Account is less than the amount in such Deposit Account on March 31, 1995 (with respect to an Eligible Account Holder) and June 30, 1996 (with respect to a Supplemental Eligible Account Holder) or any other annual closing date, then an Eligible Account Holder's or Supplemental Eligible Account Holder's interest in the liquidation account relating to such Deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such Deposit Account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related Deposit Account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Bancorp as the sole stockholder of Home Federal Stock.

  The assets and liabilities, including deposits, of Home Federal shall become the assets and liabilities of Home Federal Stock. All account balances at the termination of

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 6

  operations under Home Federal's charter will be transferred by operation of law intact to Home Federal Stock.


                                   SECTION II
                                   ----------
                                REPRESENTATIONS
                                ---------------


  You have also provided the following representations concerning this transaction:

     (1) Home Federals' Eligible Account Holders, Supplemental Eligible Account Holders and Members will pay the expenses of the Conversion solely applicable to them, if any. Bancorp, and Home Federal will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to Bancorp's shareholders.

     (2) The proposed transactions do not involve the payment to Bancorp, Home Federal, or Home Federal Stock of financial assistance from Federal agencies within the meaning of Notice 89-102, 1989-40, C.B.1.

     (3) The fair market value of the withdrawable deposit accounts plus interest in the liquidation account of Home Federal Stock to be constructively received under the Plan of Conversion will, in each instance, be equal to the fair market value of the withdrawable deposit accounts in Home Federal surrendered in exchange therefor.

     (4) No amount of an individual's total qualifying deposits in Home Federal as of the eligibility record date will be excluded from participating in the liquidation account.

     (5) No Eligible Account Holder or Supplemental Eligible Account Holder as of the eligibility record dates will be excluded from participating in the liquidation account.

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 7


     (6) None of the shares of Common Stock to be purchased by the depositor-employees of Home Federal will be issued or acquired at a discount. However, shares will be given to certain employees as a compensation by means of Home Federal Stock's stock award plans. Compensation to be paid to such depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (7) No cash or property will be given to Eligible Account Holders, or Supplemental Eligible Account Holders, or others in lieu of (a) non-transferable subscription rights, or (b) an interest in the liquidation account of Home Federal Stock.

     (8) The exercise price of the subscription rights received by Home Federal's Eligible Account Holders or Supplemental Eligible Account Holders to purchase Bancorp Common Stock will be equal to the fair market value of the stock of Bancorp at the time of the completion of the proposed transactions determined by an independent appraisal and they will have no purchase price advantage.

     (9) The Eligible Account Holders' or Supplemental Eligible Account Holders' proprietary interest in Home Federal arise solely by virtue of the fact that they are account holders in Home Federal. None of the compensation to be received by Eligible Account Holder or Supplemental Eligible Account Holder-Employees of Home Federal will be separate consideration for any of their deposits in Home Federal.

    (10) To the best of knowledge of management of Home Federal, there is not now, nor will there be at the time of reorganization, any plan or intention on the part of the depositors in Home Federal to withdraw their deposits from Home Federal Stock following the Conversion.

    (11) All distributions to deposit holders in their capacity as deposit holders (except for normal interest payments made by Home Federal) will, in the aggregate, constitute less than one percent of the fair market value of the net assets of Home Federal.

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 8


    (12) Home Federal has received or will receive an opinion from RP Financial ("RP Opinion") which concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders, and other eligible subscribers do not have any value, since they are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase conversion stock at a price equal to its estimated fair market value, which will be the same price as the public offering price for unsubscribed shares of conversion stock.

    (13) Bancorp has no plan or intention to sell, liquidate or otherwise dispose of the stock of Home Federal Stock or sell the assets of Home Federal Stock other than in the ordinary course of business.

    (14) Bancorp and Home Federal Stock have no current plan or intention to redeem or otherwise acquire any of the shares of Common Stock issued in the Conversion transaction.

    (15) Home Federal, Home Federal Stock, and Bancorp are corporations within the meaning of Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and are not investment companies within the meaning of Code Section 368(a)(2)(F)(iii) and (iv).

    (16) Upon the completion of the Conversion, Bancorp will own and hold 100% of the issued and outstanding capital stock of Home Federal Stock and no other shares of capital stock of Home Federal Stock will be issued and/or outstanding. At the time of the Conversion, Home Federal Stock does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no shares of preferred stock of Home Federal Stock, if any, will be issued and/or outstanding.

    (17) There is no plan or intention for Home Federal Stock to be liquidated or merged with another corporation following this proposed transaction.

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 9


    (18) If all of the net proceeds from the sale of conversion stock had been contributed by Bancorp to Home Federal Stock in exchange for common stock of Home Federal Stock in the transaction, as opposed to Bancorp retaining a portion of such net proceeds (the "retained proceeds,") and Home Federal Stock immediately thereafter made a distribution of the retained proceeds to Bancorp, Home Federal Stock would have sufficient current and accumulated earnings and profits for tax purposes such that the distribution would not result in the recapture of any portion of the tax bad debt reserves of Home Federal Stock under Code Section 593(e).

    (19) After the Conversion, Home Federal Stock will continue the business of Home Federal in the same manner as prior to the Conversion. Following the Conversion, Home Federal Stock has no plan or intention and Bancorp has no plan or intention to cause Home Federal Stock to sell its assets other than in the ordinary course of business.

    (20) Home Federal Stock has no plan or intention to issue additional shares of stock following the proposed transaction, other than shares that may be issued to employees and/or directors pursuant to certain stock option or stock award plans or that may be issued to employee benefit plans.

    (21) Immediately after the Conversion, the assets and liabilities of Home Federal Stock will be identical to the assets and liabilities of Home Federal immediately prior to the Conversion, plus substantially all the net proceeds from the sale of Home Federal Stock's common stock to Bancorp.

    (22) The fair market value of the assets of Home Federal, which will be transferred to Home Federal Stock in the Conversion, will be equal to or exceed the sum of the liabilities of Home Federal which will be assumed by Home Federal Stock and any liabilities to which the transferred assets are subject. Home Federal will have a positive regulatory net worth at the time of the transaction.

    (23) The applicable authority, as defined in Code Section 368(a)(3)(D), has not made the certification of insolvency described in Code Section

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 10


         368(a)(3)(D), nor will such certification be made prior to or otherwise in connection with the proposed transaction. Home Federal is not under the jurisdiction of a Bankruptcy or similar court.

    (24) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, or commitments or understanding with respect to the capital stock of Home Federal Stock, nor will there be any securities outstanding which are convertible into the capital stock of Home Federal Stock.

    (25) Home Federal utilizes a reserve for bad debts in accordance with Code
         Section 593 and, following the Conversion, Home Federal Stock shall likewise utilize a reserve for bad debts in accordance with Code
         Section 593.

    (26) Home Federal currently satisfies the 60% "qualified assets" test of Code Section 7701(a)(19). Management expects Home Federal Stock to be able to continue to satisfy the test in the future.

    (27) The liabilities of Home Federal assumed by Home Federal Stock plus the liabilities, if any, to which the transferred assets are subject were incurred by Home Federal in the ordinary course of its business and are associated with the assets transferred.

    (28) Home Federal will not have any net operating loss carryovers or capital loss carryovers at the time of the Conversion.

    (29) The tax basis of Home Federal Stock's assets (excluding cash, goodwill and any marketable security whose fair market value is at least 95% of its adjusted basis) immediately before the acquisition of its

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 11



         stock by Bancorp does not exceed the fair market value of Home Federal Stock's assets by more than 15%. Further, the difference between the fair market value of Home Federal Stock's assets, within the meaning of Code Section 382(h), and its tax basis in such assets immediately before the acquisition of its shares by Bancorp is not greater than the lesser of (a) $10,000,000 or (b) 15% of the fair market value of its assets.

    (30) Assets used to pay expenses of the Conversion and all distributions (except for regular, normal interest payments and other payments in the normal course of business made by Home Federal immediately preceding the transaction) will in the aggregate constitute less than 1% of the net assets of Home Federal and any such expenses and distributions will be paid by Home Federal Stock from the proceeds of the sale of the conversion stock.


                                  SECTION III
                                  -----------
                                    OPINION
                                    -------


  The State of Illinois has adopted federal law as currently amended as the starting point for computing Illinois taxable income [35 ILCS 5/203(b)]. Income tax terms are defined in relation to the Internal Revenue code [35 ILCS 5/102]. Taxpayers are required to use the same taxable year and accounting methods as are used in computing federal taxable income [35 ILCS 5/401(a) and 5/402(a)].

  For State of Illinois tax purposes, the Internal Revenue Code and related regulations, rulings and case law are controlling unless specifically provided in the Illinois statutes. There are no specific provisions in the Illinois statutes governing the proposed transactions. Thus, our opinion below addresses our view as to the Federal income tax consequences of the proposed transactions which, as indicated above, should also be the Illinois income tax consequences.

  Based solely upon the facts and representations listed above and provided that the facts and representations are correct, we render the following opinion with respect to the Federal and State of Illinois income tax consequences of the proposed transaction. Our opinion is only applicable to the tax effects of those Internal Revenue Code Sections specifically discussed below. No opinion is expressed nor can any inferences be drawn as to the applicability of any other Code Section.

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 12


     1. The proposed Conversion of Home Federal from a Federally chartered mutual savings and loan association ("Home Federal") to a Federally chartered stock savings bank ("Home Federal Stock") will constitute a tax-free reorganization within the meaning of Code Section 368(a)(1)(F), and no gain or loss will be recognized to Home Federal or Home Federal Stock as a result or such Conversion.

     2. No gain or loss will be recognized to Home Federal Stock upon the receipt of money from Bancorp in exchange for common stock of Home Federal Stock [Code Section 1032(a).]

     3. No gain or loss will be recognized by Bancorp upon the receipt of money for stock issued in the Conversion. [Code Section 1032(a)].

     4. The assets of Home Federal Stock following the proposed Conversion will have the same basis as in the hands of Home Federal immediately before the Conversion [Code Section 362(b).]

     5. The holding period of Home Federal Stock's assets following the proposed Conversion will include the period such assets were held by Home Federal immediately before the Conversion [Code Section 1223(2).]

     6. No gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders of Home Federal upon the issuance to them of accounts in Home Federal Stock in the same dollar amount as their accounts in Home Federal, plus interests in the liquidation account of Home Federal Stock, because the fair market value of the withdrawable accounts coupled with the liquidation account interest in Home Federal Stock at the time of the Conversion is deemed to be equal to the basis of the accounts in Home Federal (Code Section 1001; see Paulsen v. Commissioner, 469 U.S. 131, 139 (1985), quoting Society for
        -----------------------                                    -----------
        Savings v. Bowers, 349 U.S. 143 (1955); but see Revenue Rulings 69-3,
        -----------------
        1969-1 CB 103 and 69-646, 1969-2 CB54, the interest received rises to the level of "stock" and, thus, Code Section 354 applies).

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 13


     7. Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, other members, directors, officers, and employees of Home Federal, upon the distribution to them of stock in Bancorp [Code Section 356(a)]. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders, and other recipients on the distribution to them of the nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights [Code Section 356(a)]. Eligible Account Holders, Supplemental Eligible Account Holders, and other recipients will not realize any taxable income as a result of the exercise by them of the non-transferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182). This opinion is predicated on the representation that no person shall receive any payment in lieu of the issuance of subscription rights and upon the RP Opinion that the subscription rights do not have any value. However, notwithstanding the RP Opinion, if the subscription rights are subsequently found to have a fair market value, income may be recognized by the various recipients of the subscription rights (in certain cases whether or not the rights are exercised) and Bancorp and Home Federal Stock may be taxable on the distribution of subscription rights (Code Section 311).

     8. Pursuant to Code Section 1012, the basis of the savings accounts in Home Federal Stock to be constructively received by the account holders of Home Federal will be equal to the cost of such property. The cost will be the fair market value of their savings account in Home Federal Stock constructively received in exchange for their savings account in Home Federal. For this purpose, the fair market value of the deposit accounts in Home Federal Stock after the proposed Conversion will be equal to the basis the Eligible Account Holders and Supplemental Eligible Account Holders have in their deposits in Home Federal immediately before the proposed Conversion. The basis for each account holder's interest in the liquidation account of Home Federal Stock will be equal to the cost of such property. The cost will be the same as the fair market value of the proprietary interest received in Home Federal

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 14

        Stock, in exchange for their proprietary interest in Home Federal. The account holders' interest in the liquidation account in Home Federal Stock will be deemed to have a basis and fair market value equal to zero. [See Paulsen v. Commissioner, 469 U.S. at 139 (1985) and Rev.
                   -----------------------
        Rul. 71-233, 1971-1 C.B. 113].

     9. The basis of Bancorp's stock to its stockholders will be the purchase price paid therefore plus the basis, if any, of non-transferable subscription rights (Code Section 1012). Accordingly, assuming the subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefore. Our opinion is predicated upon the RP Opinion that the subscription rights do not have any value. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised [Code Section 1223 (6)].

    10. For purposes of Code Section 381, Home Federal Stock will be treated as if there had been no reorganization. Accordingly, the taxable year of Home Federal will not end on the effective date of the Conversion and the tax attributes of Home Federal will be taken into account by Home Federal Stock as if there had been no reorganization [Treasury Regulation Section 1.381(b)-(1)(a)(2)]. The part of the taxable year of Home Federal before the Conversion through Home Federal's normal year end will constitute a single taxable year of Home Federal Stock (Revenue Ruling 57-276, 1957-1 C.B. 126).

    11. Pursuant to the provisions of Code Section 381(c)(2) and Treasury Regulation Section 1.381(c)(2)-1, Home Federal Stock will succeed and take into account the earnings and profits of Home Federal as of the date of the Conversion. The Conversion will not diminish the accumulated earnings and profits of Home Federal Stock available for the subsequent distribution of dividends within the meaning of Code Section 316 and Treasury Regulations Section 1.312-11(b) and (c) as well as Code Section 593(e).

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 15

    12. Pursuant to the provisions of Code Section 381(c)(3) and Treasury Regulation Section 1.381(c)(3)-1, and subject to the restrictions therein, Home Federal Stock will succeed to and take into account capital loss carryovers, if any, of Home Federal in its first taxable year ending after the date of the Conversion subject to the limitations of Code Section 382.

    13. Pursuant to the provisions of Code Section 381(c)(4) and Treasury Regulation Section 1.381(c)(4)-1(a)(1)(ii), Home Federal Stock will succeed to and take into account, immediately after the Conversion, those accounts of Home Federal that represent bad debt reserves in respect of which Home Federal has taken a bad debt deduction for taxable years ending on or before the date of transfer. The bad debt reserves will not be required to be restored to the gross income of Home Federal or Home Federal Stock for the taxable year of the Conversion, and the bad debt reserves will have the same character in the hands of Home Federal Stock as they would have in the hands of Home Federal if no transfer occurred.

    14. The creation of the liquidation account on the records of Home Federal Stock will have no effect on Home Federal Stock's or Home Federal's taxable income, deductions, or additions to reserves for bad debts under Code Section 593, or distributions to shareholders under Code Section 593(e).

    15. Pursuant to the provisions of Code Section 381(c)(1) and Treasury Regulation Section 1.381(c)(1)-1, and subject to restrictions therein, Home Federal Stock will succeed to and take into account net operating loss carryovers, if any, of Home Federal in its first taxable year ending after the date of the Conversion, subject to the limitations of Code Section 382.

    16. Bancorp's acquisition of the stock of Home Federal Stock will result in an ownership change of Home Federal Stock within the meaning of Code
        Section 382(b)(2). Accordingly, if Home Federal Stock had any net operating loss carryovers or net built-in losses, their use in the future years would be limited to the product of the pre-ownership fair market value of Home Federal Stock and the long-term Federal tax-exempt rate on the effective date of the ownership change or, if higher, the rate in effect for

Board of Directors
Home Federal Savings & Loan Association of Elgin
Home Bancorp of Elgin, Inc.
June 11, 1996
Page 16

        either of the two calendar months immediately preceding the ownership change [Code Sections 382(a)(1) and 382 (f)(1)].

    17. The limitations on the deduction of built-in deductions pursuant to Treasury Regulations Section 1.1502-15(a) and built-in losses pursuant to Code Section 382(h)(3)(B)(i) with respect to Home Federal Stock's assets upon the acquisition of its shares by Bancorp will not apply.


                                    SUMMARY
                                    -------


  Based on the foregoing, it is our view that there should be no material adverse State of Illinois income tax consequences to Bancorp, Home Federal (mutual or stock), Eligible Account Holders or Supplemental Eligible Account Holders and other recipients of conversion stock, as a result of the proposed transactions. However, as indicated earlier, our opinion is based upon the facts and representations detailed herein as well as current Federal and State of Illinois income tax law, related cases, rulings, etc. Any changes in the proposed transactions or in Federal and State of Illinois income tax law prior to consummation of the proposed transactions or which are retroactive in effect, could cause us to modify our opinion.

  We consent to the inclusion of this opinion as an exhibit to the Form S-1 Registration Statement of Bancorp and the references to and summary of this opinion in such Registration Statement.

  Very truly yours,

  KPMG Peat Marwick



  Vincent L. Lanuza
  Partner



  VLL:pjh